EXHIBIT 10

Thomas J. Wilson
President & Chief Executive Officer
The Allstate Corporation

September 9, 2007

Michele C. Mayes

155 East 31st Street

Apt. 15F

New York, New York 10016

Dear Michele:

We are excited about the prospect of you joining the Allstate team. The purpose of this letter is to officially extend to you an offer to join Allstate as Senior Vice President and Chief Legal Officer. The terms and conditions of this offer are briefly outlined below and are contingent upon successful completion of your pre-employment drug test and background check and the approval of Allstate’s Compensation & Succession Committee and Board of Directors.

We are pleased to offer you an excellent compensation and benefits package, the most important elements of which are outlined below. We’ve designed this compensation package at a substantially higher level and more upside than your Pitney Bowes package and to align with our overall senior management team compensation structure. I think you will conclude that our offer is generous and comprehensive and addresses all major compensation and benefit issues.

Compensation

Our offer includes a total compensation package with target annual compensation of $2.310M and a maximum annual potential of $3.780M. The compensation package is comprised of an annual salary, annual cash bonus, and a long-term incentive plan that is comprised of equity and cash.

Your annual base compensation will be $525,000 ($43,750 per month) and will be paid bi-weekly. Subsequent increases in base salary will be dependent on your performance and approval of the Compensation and Succession committee of the Board.

Annual Cash Incentive Compensation

In our Annual Incentive Program, you will be eligible for an annual cash incentive award targeted at 70% of your base salary, with a range of 0% to 210% of base. Individual incentive awards are designed to reward results for corporate and business unit performance. Your first opportunity to receive an award will be in March of 2008, based upon 2007 corporate and business unit performance. For 2007, your incentive award will be guaranteed at target in the amount of $367,500.

Allstate Insurance Company
2775 Sanders Road, Northbrook, IL 60062 847-402-8388 twilson@allstate.com

Michele C. Mayes

September 9, 2007

Confidential

Long-Term Incentive Compensation Opportunity

The long-term incentive compensation opportunity is targeted at 270% of your base salary. Long-term incentive compensation includes both cash and equity components.

The cash portion is paid annually and targeted at 70% of base salary, with a range of 0 to 210% of base, depending on company performance. You will be eligible for the 2007-2009 long-term cash performance cycle. Consequently, your annual payments would begin in March, 2010, depending on the attainment of performance goals. If you terminate with the company due to retirement, long-term incentive payments will be paid through all eligible cycles. For other terminations, long-term incentive payments will cease.

Additionally, subject to the terms and conditions of The Allstate Corporation Amended and Restated 2001 Equity Incentive Plan, you will be eligible for long-term incentive awards in the form of stock options and restricted share units, targeted at 200% of your base salary. Using a valuation formula, options are generally awarded annually at the fair market value of the common stock on the date of grant with the approval of the Allstate Board of Directors. The options generally have a 10-year duration and vest ratably over a four-year period commencing one year from the date of grant. The restricted stock units, which are based on market value at the time of grant, convert in one installment four years from grant and pay a regular quarterly dividend in cash. Upon approval of the grant, management is provided with the opportunity to apply discretion to the award formula.

New Hire Long-Term Incentive Award - Equity

A substantial equity package of cash, stock options and restricted stock units will be granted to you on the effective date of your hire that has a current value of approximately $2.575M (based on a $54.00 stock price). You will be awarded $100,000 in cash, 100,000 stock options and 12,500 restricted share units. The options have a ten-year life and will vest in four equal installments on the grant anniversary. The exercise price will be the fair market value on the date of grant. The restricted stock units, which are based on market value at the time of grant and pay a regular quarterly dividend in cash, convert in two installments. The first installment of 6,250 restricted stock units will convert at two years from grant and the second installment of 6,250 restricted stock units will convert in four years from grant.

Relocation Assistance

You will be eligible for a relocation package, which includes certain benefits related to home sale assistance, finding and purchasing a home in your new location, and the packing and moving of your household goods. In addition, a lump sum payment of $75,000 to cover travel, lodging and meals for home finding, temporary living, return trips, and your final move trip as well as a relocation allowance to help with some of the expenses not covered under the policy are part of the relocation package. You will receive a call from Allstate’s relocation representatives who will provide complete details on the relocation benefits available to you and who will provide relocation assistance.

Vacation and Holidays

Allstate provides a Paid Time Off (PTO) bank to employees. You will be eligible for up to 30 days of PTO on an annual basis. The PTO bank can be used for vacation, personal matters, family illness and illness not covered by the short-term disability (STD) plan and is intended to provide you with additional flexibility in planning your professional and personal life. In addition to PTO

Michele C. Mayes

September 9, 2007

Confidential

days, you will receive Company holidays and miscellaneous time off for events such as a funeral, jury duty, and emergencies. For 2007, your PTO bank will be pro-rated based on date of hire.

Employee Benefits

You will have the opportunity to participate, subject to the express terms and conditions of the respective plans, in a comprehensive package of benefit plans, designed in a “cafeteria” format, that acknowledge the value Allstate places on choice, flexibility and the diverse needs of our employees. The following are offered in the Allstate cafeteria plan: Medical, Dental, Vision, Employee Life Insurance, Dependent Life Insurance, Accidental Death and Dismemberment (AD&D) Insurance, Long Term Disability (LTD) Insurance, Health Care Flexible Spending Account, Dependent Care Flexible Spending Account, Buying PTO Days, and a Group Legal Plan. Additionally, as a senior management team officer, you will be entitled to a car allowance, personal tax preparation, financial planning, executive physicals, and a competitive and comprehensive Change of Control agreement. A complete benefits package will be sent to you for your review, additionally, you can visit our career website at www.allstate.jobs.

You will also have the opportunity to participate in the Allstate Retirement Plan and The Allstate Savings and Profit Sharing Fund of Allstate Employees (Profit Sharing Fund) subject to the Plans’ terms and conditions. The Allstate Retirement Plan is a pension plan that is funded by Allstate and provides benefits at your retirement based on compensation and years of service with Allstate under a cash balance formula.(1) The Profit Sharing Fund allows eligible employees to make pre- and after-tax deposits to their Profit Sharing Fund accounts. Participants may be eligible for a Company contribution on pre-tax deposits of up to 5% of eligible compensation. The minimum amount the Company will contribute annually is 50 cents for each dollar of eligible pre-tax deposits and the maximum is $1.00 for those participants eligible to receive a management bonus. All Company contributions are made in the form of Allstate stock.

Michele, we look forward to you joining us. We know you will make an important contribution to Allstate and enjoy a challenging and rewarding career in the process. We want you to be a part of our success and share in the rewards.

We are delighted to extend this offer to you, and we look forward to a favorable reply. To confirm your acceptance of this offer of employment with Allstate subject to its policies, please sign and date this letter and return it via fax to Amber Kennelly at (847) 402-9696.

Sincerely,

(1) (1) You will also accrue a nonqualified pension benefit equal to the difference between (i) the sum of the benefit owed to you under the Allstate Retirement Plan — Cash Balance Benefit (“ARP”) and the Supplemental Retirement Income Plan (“SRIP”), and (ii) the benefit that would be payable to you under the ARP and SRIP, assuming Pay Credits had been calculated from your date of employment at a rate applicable for an employee with 25 years of Vesting Service.

(2) This Pension Enhancement Benefit is to be paid in a lump sum, 6 months following the date of separation from service.

(3) Interest during the 6 month period following separation from service will be paid in accordance with the interest crediting provisions for mandatory delayed payments under the SRIP and will be paid concurrent with the Pension Enhancement Benefit.

(4) This Pension Enhancement Benefit is payable upon death without a six-month delay in payment.

Michele C. Mayes

September 9, 2007

Confidential

ACCEPTED AND AGREED:

Name:	Michele C. Mayes

Signature:	/s/ Michele C. Mayes

Date:	9/9/07